FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REVISES  THIRD QUARTER SALES

REAFFIRMS  GUIDANCE FOR 2005

New York, New York, October 31, 2005 Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that, due to a reassignment of certain sales from its third fiscal quarter to its fourth fiscal quarter, it has revised the net sales statistics that it released on October 17, 2005 and now expects net sales to be approximately $75.5 million for the third quarter of 2005 and approximately $207.9 million for the nine months ended September 30, 2005.

Russell Greenberg, Executive Vice President & CFO noted, "The revision to net sales was a  result of timing only, and we are reaffirming our 2005 sales guidance of approximately $274 million, which represents a nearly 17% increase over 2004 sales. We are also reaffirming our 2005 net income guidance of $14.6 million or $0.71 per diluted share."

As previously announced, Inter Parfums plans to release operating results for the 2005 third quarter during the week of November 7, 2005.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

 Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com www.theequitygroup.com